Chembio Reports First Quarter 2007 Results
Conference Call Scheduled for Tuesday at 2PM EDT

MEDFORD, N.Y--May 14, 2007--Chembio Diagnostics, Inc. (OTCBB:CEMI News) reported first-quarter 2007 financial results. The Company has scheduled a web-cast conference call for 2:00PM Eastern Daylight time on Tuesday May 15, 2007 to discuss the first quarter results. Details for the web-cast can be found at the end of this press release.

Revenues for the first quarter of 2007 were $2.04 million, a 65% increase compared to first quarter 2006 revenues of $1.24 million. The first quarter 2007 net loss attributable to common stockholders was $1.08 million or $.09 per share compared to a net loss attributable to common stockholders of $1.94 million or $.22 per share for the first quarter of 2006. The net losses attributable to common stockholders for the first quarter of 2007 and 2006 are net of $.35 million and $.68 million, respectively of non-cash dividends (paid in common stock) as well as the beneficial conversion feature related to the Company’s convertible preferred stock.

The first quarter 2007 revenue growth was attributable to increased sales of the Company's rapid HIV products which increased 237% compared to the first quarter of 2006. These increased sales include the launch of two of the Company’s three HIV tests in the U.S. market in February.

The first quarter 2007 gross profit on total revenues increased to $.66 million or 32% of total revenues as compared with $.44 million or 35% of total revenues for the first quarter of 2006. Gross margin on net product sales for the three months ended March 31, 2007 was 32%, as compared to 31% for the three months ended March 31, 2006. The first quarter 2007 loss from operations decreased to $.91 million as compared with $1.26 million for the first quarter of 2006.

The Company achieved important milestones during the first quarter, including:

•	Marketing launch, as mentioned above, of two rapid HIV tests in the United States professional diagnostics market.
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Allowance and issuance of United States patent number 7,189,522 for the Dual Path Immunoassay Device or DPP™ , a proprietary lateral flow technology enabling improved features and performance over conventional single path lateral flow technology (SPLF). Additional patent protection is also pending both in the U.S. and worldwide.

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Completion of several feasibility studies with DPP™ confirming its improved performance over SPLF in serological antibody detection assays. Additional studies are ongoing and planned in the near term internally and with prospective partners under confidentiality with the objective of confirming the advantages of DPP™ in direct antigen detection assays.

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Completion of the facility inspection by the United States Department of Agriculture (USDA) in connection with the Company’s first USDA product approval submission for its Non-human primate tuberculosis test, the first in a line of tests for veterinary tuberculosis.

Lawrence Siebert, Chairman and President of Chembio commented: “2007 has gotten off to an excellent start. We believe that revenues from our HIV rapid tests will continue to increase in 2007 as a result of our entry into the United States market as well as the continued growth in our international sales. We expect to generate initial revenues in the near future from our veterinary line of STAT-PAK(TM) rapid tests once we receive our license from the United States Department of Agriculture, which we anticipate will be in the near future. In addition, we also expect to generate revenues in the future from development or license agreements based upon our recently patented Dual Path Platform (DPP™) technology. Manufacturing efficiencies, cost reductions, higher average unit selling prices, and initial license fees from DPP™ collaborations, if realized, should result in further increasing gross margins and improving operating results in 2007.

The Company has scheduled a web-cast conference call for 2:00PM Eastern Daylight time on Tuesday May 15, 2007. Participants may dial into the call by dialing (877) 407-0782 or (201) 689-8567 for International callers. You may also access it via the internet through the following link. http://www.vcall.com/IC/CEPage.asp?ID=117103

Chembio Diagnostics, Inc.
Summary of Results of Operations
	First Quarter 2007	First Quarter 2006
Total Revenues	$2,038,320	$1,237,667

Gross Profit	659,819	435,539

Operating Loss	(911,137)	(1,254,913)

Net Loss	(728,805)	(1,263,714)

Preferred Dividends	353,978	676,357

Net Loss Attributable to Common Stockholders	$(1,082,784)	$(1,940,071)

Loss per share	$(0.09)	$(0.22)

ABOUT CHEMBIO

Chembio Diagnostics, Inc. is a developer and manufacturer of rapid diagnostic tests for infectious diseases. The Company has received marketing approval from the FDA for two of its rapid HIV tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. References to Chembio may also include its wholly owned operating subsidiary, Chembio Diagnostic Systems, Inc. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACT: Chembio Diagnostics, Inc.
Matty Arce, 631-924-1135 ext 123.